Exhibit 1.01

Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Software Corporation Receives Letter from NASDAQ Relating to its Late Form 20-F

SHANGHAI, ATLANTA, July 22, 2011 – CDC Software Corporation (NASDAQ: CDCS) announced today that it received a non-compliance notice from the NASDAQ Stock Market stating that the company was not in compliance with NASDAQ Listing Rule 5250(c)(1) because the company has not timely filed its Annual Report on Form 20-F for the fiscal year ended December 31, 2010. The notification has no immediate effect on the listing or trading of the company’s common stock on the NASDAQ Global Market. The NASDAQ letter indicated that the company has until September 19, 2011, to submit a plan to regain compliance. If such a plan is timely submitted by the company, the NASDAQ staff can grant the company up to 180 calendar days from the due date of the Form 20-F (or until January 11, 2012) to regain compliance.

As disclosed in the company’s Form 12b-25, Notification of Late Filing, filed with the Securities and Exchange Commission on July 1, 2011, the company has not yet completed its audited financial statements for the fiscal year ended December 31, 2010. If, for any reason, the company is unable to file its Form 20-F prior to September 19, 2011, the company intends to submit a plan to regain compliance to NASDAQ no later than September 19, 2011. No assurance can be given that NASDAQ will accept the company’s compliance plan or grant an exception for the full 180-day period contemplated by the NASDAQ Listing Rules. Under the NASDAQ rules, the company’s common stock will continue to be listed on NASDAQ until September 19, 2011, and for any exception period that may be granted to the company by NASDAQ. However, until the company regains compliance, quotation information for the company’s common stock will include an indicator of the company’s non-compliance and the company will be included in a list of non-compliant companies on the NASDAQ website.

About CDC Corporation

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based software-as-a service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), global trade management, e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions. CDC Software’s recent acquisitions are part of its “integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to 10,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding: (i) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions; and (ii) statements regarding any potential exception to the NASDAQ Listing Rules that may be granted to the company by NASDAQ, our intention to submit a plan of compliance to NASDAQ, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions, many of which are beyond our control. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the possibility that NASDAQ will not grant us an exception to the Listing Rules, or that any such plan of compliance that we may submit will be acceptable to NASDAQ. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. For these and other reasons, investors are cautioned not to place undue reliance upon any forward-looking statement in this press release.

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